Exhibit 19.1

ELEMENT SOLUTIONS INC
Insider Trading Policy (the “Policy”)
March 2015
Prohibition Against Insider Trading
It is a violation of Company policy and federal law for any employee to trade in the Company’s securities while he or she is aware of material, nonpublic information about the Company. It is also illegal and against Company policy to communicate or “tip” material, nonpublic information to others so that they may trade in Company securities based on that information. This Policy applies to (i) all securities issued by the Company, including its common stock, preferred stock, warrants and options to purchase common stock, and any other type of security that the Company may issue or that relate to the Company’s securities, such as debt or other derivative securities and (ii) all domestic and international employees of the Company, including all officers, all members of the Board and any other persons that the Board determines should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information about the Company (each, a “Covered Person”).

Nonpublic Information
Information is considered to be nonpublic until it has been effectively disclosed to the public and there has been time for the market as a whole to assimilate that information. Examples of effective disclosure include Company filings with the Securities and Exchange Commission, press releases, meetings with members of the press and the public, and conference calls or webcasts that are open to the public.

Material Information
Any information that a reasonable investor would consider important in deciding whether to buy, sell or hold the Company’s securities is material. Examples of some types of information that can be material are:

•Financial performance, especially quarterly and year-end earnings and significant changes in financial performance, outlook or liquidity.
•Planned or potential mergers and acquisitions, joint ventures, or the divestiture of significant assets, subsidiaries or business units.
•Company projections.
•Significant planned or potential changes in the debt or capital structure of the Company.
•Stock splits, public or private securities offerings, or changes in Company dividend policies or amounts.
•The loss of a key customer or supplier.
•Planned changes in key management.
•Actual or threatened major litigation or the resolution of such litigation.
•Significant product developments.

Restricted Transactions
Transactions in Company Securities. When a Covered Person knows material, nonpublic information about the Company, he or she may not:

•    Trade in Company securities, i.e., purchase or sell Company securities or derivatives of Company securities (“trade”).
•    Advise others to buy, hold or sell Company securities.
•    Disclose the information to anyone else who might then trade (“tip”).
•    Assist anyone in any of these activities.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency) are not an exception to the prohibition on insider trading.
Transaction in the Securities of Other Companies. Covered Persons also may learn material, nonpublic information about other companies from time to time as a result of their jobs. Prohibitions against insider trading apply equally to transactions in those companies’ securities while the Covered Person is in possession of their material, nonpublic information.

Short Sales. Short selling is the act of borrowing securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities. Covered Persons, regardless of whether or not they are aware of material, nonpublic information about the Company, may not engage in short sales of the Company’s securities. Transactions in certain put and call options for the Company’s securities may in some instances constitute a short sale.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow such person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.
Margin Account and Pledged Securities. Securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Covered Persons should take special precautions when placing Company securities in a margin account or when pledging Company securities as collateral for a loan. In order for the Company to comply with its securities disclosure requirements and to ensure that margin accounts are structured in a manner to minimize inside trading concerns, any Insider who wishes to place Company securities in a margin account or pledge Company securities as collateral for a loan should provide the Secretary or Chief Financial Officer written notice of his or her intent to margin or pledge Company securities, accompanied by a copy of the proposed documentation, at least two business days prior to the margin or pledge.

Transactions Under Company Plans

Stock Option Exercises. This Policy does not apply to the exercise of a Covered Person’s stock option acquired pursuant to the Company’s plans or to the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares issuable upon exercise of the option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of the stock, including a sale for the purpose of generating the cash needed to pay the exercise price of an option or the tax withholding requirements.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements. This Policy does apply, however, to any market sale of restricted stock, including a sale for the purpose of generating the cash needed to pay the exercise price of an option or the tax withholding requirements.

Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

Rule 10b5-1 Trading Plans. Company Policy permits Covered Persons to trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the Covered Person was not in possession of material, nonpublic information (a “Rule 10b5-1

Trading Plan”). Company Policy requires Rule 10b5-1 Trading Plans to (i) be written, (ii) specify the amount of, date(s) on, and price(s) at which the securities are to be traded or establish a formula for determining such items and (ii) receive prior approval from the Company’s Secretary or Chief Financial Officer or another person designated by the foregoing individuals (each, a “Compliance Officer”). Rule 10b5-1 Trading Plans may not be adopted when the Covered Person is in possession of material, nonpublic information about the Company.
Transactions Not Involving a Purchase or a Sale

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, employee or director is aware of material, nonpublic information about the Company, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Rules for Certain Covered Persons” and has reason to believe that the sales by the recipient of the Company securities will occur during a black-out period.

Additional Rules for Certain Covered Persons

Trading Windows for Covered Persons with Access.
Subject to being pre-cleared by a Compliance Officer, certain Covered Persons who, because of their position with the Company, have regular access to material, nonpublic information or certain Covered Persons who are subject to the reporting provisions and the trading restrictions of Section 16 of the Exchange Act (collectively, “Covered Persons with Access”) may trade in Company securities only during the period beginning on the trading day following two full trading days after the Company’s widespread public release of quarterly or year-end earnings, and ending at the close of trading on the tenth day prior to the end of the fiscal quarter (e.g., if the Company releases first quarter earnings on Wednesday, April 25 after the market close, Covered Persons with Access will have a trading window that is open from Monday, April 30, through June 20th, the tenth day prior to the end of the second fiscal quarter).

A Compliance Officer may reject any trading request made by a Covered Person with Access at his or her sole and reasonable discretion.

In addition, the Company shall have the right to impose special black-out periods during which such persons will be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivative securities thereof, even though the trading window would otherwise be open. The Company would re- open the trading window at the beginning of the second trading day following the date of public disclosure of the information, or at such time as the information is no longer material.

Exceptions

The quarterly trading restrictions and special black-out trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or a Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and special black-out trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Trading Plans, described above under the heading “Rule 10b5-1 Trading Plans.”

Applicability of this Policy to Covered Persons’ Family Members and Other Related Parties
This Policy applies not only to Covered Persons but also to Covered Persons’ spouses, children, parents, siblings, other relatives who live in their households and trusts and similar entities with respect to which Covered Persons are trustees or otherwise enjoy beneficial ownership (each, a “Related Party”). For example, (i) a Related Party of a Covered Person may not purchase Company securities while the Covered Person is in possession of material, nonpublic information, even if the Covered Person does not actually “tip” the Related Party regarding such information, and (ii) a Related Party of a Covered Person with Access is subject to the preclearance and trading window restrictions set forth in this Policy.

Applicability of this Policy to Former Covered Persons
This Policy’s prohibitions against insider trading will continue to apply to transactions in Company securities by former Covered Persons and their Related Parties as follows: if a Covered Person is aware of material non -public information when his or her employment, director or other relationship terminates, he or she will remain subject to the prohibitions against insider trading until that information has become public or is no longer material.
Reporting Violations
Any Covered Person who becomes aware of a violation of this Policy should report such violation to his or her supervisor or a Compliance Officer.

Compliance Review
Whenever a Covered Person has any questions about a transaction or compliance with this Policy or seeks an exception from this Policy, he or she should consult with a Compliance Officer before the transaction takes place. Although their advice should not be considered investment advice, legal advice or a guarantee that no liability will arise, all decisions by Compliance Officers with respect to this Policy will be final.

Penalties for Insider Trading
A Covered Person’s failure to comply with this Policy may subject the Covered Person to Company-imposed sanctions, including dismissal, regardless of whether or not the Covered Person’s failure to comply with this Policy results in a violation of law. In addition, Covered Persons who engage in insider trading (i) could be subject to criminal prosecution, including imprisonment, and civil actions, including disgorgement of profits, fines and damages, and (ii) may subject the Company and its managers to civil and criminal liability.

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